Exhibit 99.1

FOR IMMEDIATE RELEASE

3CI Complete Compliance Corporation Announces Preliminary Court Approval

DALLAS, December 20, 2005 /PRNewswire/ — 3CI Complete Compliance Corporation, d.b.a. American 3CI (OTC Bulletin Board: TCCC - News) (the “Company”), a medical waste management services company, announced that on December 16, 2005, the court in its class action law suit against Stericycle, Inc. and other defendants has preliminarily approved the terms of the settlement agreement among the parties and the form of notice to class members. Class members consist of all persons who held Company common stock on September 30, 1998, or acquired common stock during the class period (September 30, 1998 to February 10, 2005), with certain exclusions.  Anyone who has purchased 3CI common stock for the first time since February 10, 2005, is not a class member and will not participate in the settlement proceeds distribution.

The notice to class members, which the court preliminary approved, includes a $0.60 per share allocation as the consideration for the Company common stock to be purchased by Stericycle as part of the settlement and to be paid to class members who file validated claims and who still hold their shares when the settlement receives final court approval.  The balance of the $32.5 million settlement amount, after deducting fees and expenses that currently are not anticipated to exceed $12.6 million, will be paid to class members who file validated claims for their alleged damages in proportion to the length of time they held Company common stock during the class period.

The settlement and all of its terms remain subject to final court approval.  This law suit, in which a class of certain of the Company’s minority stockholders and the Company are plaintiffs, is pending in the First Judicial District Court, Caddo Parish, Louisiana.

The court ordered the form of notice to be sent to all class members no later than December 23, 2005, and scheduled a hearing at 1:30 on February 21, 2006, for final approval of the settlement.  Any objections to the settlement, including allocation of the settlement proceeds, must be filed by February 6, 2006.

News Release

For Immediate Publication

Media contact:

Matthew D. Peiffer

Chief Financial Officer

972-375-0006

Disclosure Regarding Forward-Looking Statements

This release may include “forward-looking statements” as that phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions, including without limitation the following as they relate to the Company: fluctuations in operating results and seasonality; the Company’s ability to market, sell and support products; technological changes; competition; dependence on management; dependence on key suppliers; dependence on customer demand and business and economic cycles; and changes in capital and financial markets, including the performance of companies quoted on the OTC Bulletin Board.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.